Exhibit 10.7.16

BOK FINANCIAL CORPORATION

OMNIBUS INCENTIVE PLAN

THIS OMNIBUS INCENTIVE PLAN (the “Plan”) of BOK Financial Corporation (the “Company”), an Oklahoma corporation with its principal office in Tulsa, Oklahoma, sets forth the terms and conditions under which restricted stock may be granted from time to time to its officers, executives, and key employees, subject to the following provisions:

1. Purpose. The purpose of the Plan is to advance the interests of the Company by awarding to certain officers, executives, and other key employees of the Company and its subsidiaries who make exceptional contributions to the Company by their ability, loyalty, industry, and innovativeness based upon the common capital stock of the Company, par value of $0.00006 per share (“Common Stock): (a) restricted shares of the Common Stock (“Restricted Stock”), and/or (b) hypothetical Common Stock units (“Restricted Stock Units”) having a value equal to the Fair Market Value of an identical number of shares of Common Stock. For purposes of this Plan, “Restricted Awards” include both Restricted Stock and Restricted Stock Units. The Company intends that the Plan will closely associate the interests of officers, executives, and key employees with those of the Company’s shareholders and will facilitate securing, retaining, and motivating officers, executives, and employees of high caliber and potential.

2. Administration.

(a) Restricted Awards pursuant to the Executive Incentive Plan. Restricted Awards awarded pursuant to the 2003 Executive Incentive Plan, as amended (the “EIP”) shall be administered by the Compensation Committee of the Board of Directors (the “Committee”) of the Company (the “EIP Awards”). With regard to the EIP Awards, the Committee shall have full and final authority in its discretion to interpret conclusively the provisions of the Plan; to decide all questions of fact arising in its application; to determine the employees to whom awards shall be made under the Plan; to determine the award to be made and the amount, size, terms and restrictions of each such award; to determine the time when awards will be granted; and to make all other determinations necessary or advisable for the administration of the Plan.

(b) Restricted Awards outside of the Executive Incentive Plan. Restricted Awards awarded other than pursuant to the EIP shall be administered by the Chief Executive Officer (the “CEO”) (the “Non-EIP Awards”). With regard to the Non-EIP Awards, the CEO shall have full and final authority in his discretion to interpret conclusively the provisions of the Plan; to decide all questions of fact arising in its application; to determine the employees to whom awards shall be made under the Plan; to determine the award to be made and the amount, size, terms and restrictions of each such award; to determine the time when awards will be granted; and to make all other determinations necessary or advisable for the administration of the Plan.

3. Shares Subject to Plan. The awards issued under the Plan shall not exceed in the aggregate six million (6,000,000) shares (or share equivalents) of Common Stock. Such shares shall be authorized and unissued shares. Any awards (or share equivalents) which are awarded hereunder and subsequently forfeited shall again be available under the Plan.

4. Participants. Persons eligible to participate in the Plan and to receive Restricted Awards under the Plan shall be limited to full–time employees of the Company and its subsidiaries who, in the judgment of the Committee or the CEO, make a significant impact upon the profitability of the Company through their decisions, actions and counsel. Those employees to whom Restricted Awards are granted (“Participants”) shall be notified by a letter of award (“Award Letter”), which shall bear the date on which the Award Letter is issued (the “Award Date”).

5. Maximum Shares Per Participant. No more than 150,000 shares of Restricted Awards shall be issued to a single Participant in any single year.

6. The Restricted Awards. Restricted Awards may be issued pursuant to the Plan in the form of “Service-Based Restricted Awards” or “Performance-Based Restricted Awards”.

(a)Service-Based Restricted Awards. Service-Based Restricted Awards. Subject to (i) the provisions of Section 7(b) and (e) and (ii) for EIP Awards, Sections 8 and 10 of the EIP, Service-Based Restricted Awards shall vest in accordance with the vesting schedule determined by the Committee and may not be transferred by the Participant (except as provided in Section 7(a)) until two years after vesting (the “Service-Based Restricted Awards Period”); provided however, that the foregoing shall not limit the authority of the CEO provided in Section 2(b) herein to authorize the issuance of Non-EIP Service-Based Restricted Awards with vesting schedules, Service-Based Restrict Awards Periods and other terms differing from the foregoing, such vesting schedules, Service Based Restricted Awards Periods and other terms to be determined by the CEO at the time of grant of the Non-EIP Service-Based Restricted Award. Dividends on Service-Based Restricted Awards shall be vested and paid commencing with the date of grant.

(b) Performance-Based Restricted Awards. Subject to the provision of Section 7(b), (d) and (e), Performance-Based Restrictive Stock shall vest after being earned in accordance with, Sections 9 and 10 of the EIP with respect to EIP Awards and Sections 6(b)(i) and (ii) below with respect to Non-EIP Awards, and may not be transferred by the Participant (except as provided in Section 7(a)) until two years after vesting (the “Performance-Based Restricted Awards Period”). Performance- Based Restricted Awards shall be issued to Non-EIP Participants as follows:

(i)    Targets for Non-EIP Awards of Performance-Based Restricted Awards. Prior to awarding Performance-Based Restricted Awards to Non-EIP Participants, the Chief Human Resources Officer shall determine, and the Chief Executive Officer shall approve, the target performance incentive compensation for each Non-EIP Participant (the “Non-EIP Performance Incentive Compensation Target”).

(ii)    Performance-Based Compensation Measures for Non-EIP Awards of Performance-Based Restricted Awards.

A. “Restricted-Award EPS Performance” is the percentile ranking of the Company after (a) calculating the trailing three-year period earnings per share growth (determined as of the second anniversary of the end of the year in respect of which the Performance-Based Restricted Awards were awarded) (the “Three Year EPS Average Growth”) for each Performance Peer (as defined below) and for the Company and (b) ranking the

Company’s Three Year EPS Average Growth compared to the Peers’ Three Year EPS Growth Average, starting with the highest Three Year EPS Average Growth and ending with the lowest Three Year EPS Average Growth.

B.    Each annual award of Performance-Based Restricted Awards shall be reviewed for performance as of the second year-end anniversary of the year in respect of which the performance-based restricted shares were awarded (the “Reviewed Restricted Awards”). A Participant shall earn Reviewed Restricted Awards using a linear interpolation pursuant to which 0% of the Reviewed Restricted Awards shall be earned if the Restricted Award EPS Performance is below the 30th percentile, 33% of the Reviewed Restricted Awards shall be earned if the Restricted Award EPS Performance is at the 30th percentile, 100% of the Reviewed Restricted Awards shall be earned if the Restricted Award EPS Performance is at the 50th percentile, and 200% of the Reviewed Restricted Awards shall be earned if the Restricted Award EPS Performance is at the 80th percentile or above as illustrated in the following matrix:

In the event that the Restricted Award EPS Performance is such that performance exceeds the target grant (e.g. 120% of target), Participant shall receive an additional grant of Performance-Based Restricted Awards that equals the difference between the number of Performance-Based Restricted Awards that was granted at target and that which was earned pursuant to this Section 6(b)(ii) (e.g. 20%) (the “Shares Exceeding Target”). The vesting and transfer restrictions on the Shares Exceeding Target shall be equal in duration to the Reviewed Restricted Awards earned pursuant to this Section 6(b)(ii).

(iii)    Dividends. Dividends on Non-EIP Awards of Performance-Based Restricted Stock shall accrue, vest and in accordance with the vesting schedule determined by the Committee and subject to the vesting of the underlying Performance-Based Restricted Stock in accordance with Section 6(b)(ii) above. In the event a Non-EIP Participant receives Shares Exceeding Target, the Participant shall receive an amount equal to the dividend value that would have been received if the Shares Exceeding Target has been granted at the beginning of the performance period. The Company shall accrue the equivalent value of dividends on Deferred Stock Units (as defined in Section 6(e) below) which shall be paid upon settlement of the Deferred Stock Units, subject to the vesting and payment of the underlying Deferred Stock Units for which the dividends were accrued.

(iv)    Forfeiture. Non-EIP Awards of Performance-Based Restricted Awards, and any corresponding dividends, shall be subject to forfeiture to the extent not earned pursuant to Section 6(b)(ii) above.

(v)    Peer Groups. The peer banks which shall be used to earnings per share comparisons for Non-EIP Awards under the Plan shall be determined as follows:

A.    The peer groups shall include only publicly traded, SEC registered, United States = banking institutions as reported in the S&P Global Market Intelligence SNL Platform or financial market data.

B.    The “Performance Peers” shall include banking institutions which are up to two times in asset size larger than the Company and down to one-half in asset size smaller than the Company and designated by the Committee on an annual basis. The Committee may exclude from the Peers, in its discretion, a banking institution (or any number of banking institutions) whose business is largely dissimilar from the Company’s business. The Performance Peers shall be identified by the Committee each year on or before March 15. Notwithstanding the foregoing or anything to the contrary in this Plan, in the event the Peers contain a banking institution that does not have sufficient compensation data to complete the contemplated calculation under this Plan (a “Disqualified Peer”), the Disqualified Peer shall be eliminated from the Peers. Asset size means total assets reported in a banking institution’s most recent Annual Report on Form 10-K filed with the Securities and Exchange Commission (the “SEC”).

C.    Unless otherwise provided by the Committee, the source for peer information shall be a reliable third-party vendor which obtains information from public information, primarily through periodic SEC filings and company press releases.

D.    The earnings per share (“EPS”) amounts shall be diluted EPS as defined by generally accepted accounting principles.

E.    The EPS growth is calculated as a simple average of the percentage change in EPS from one period to the next.

F.    In the event of a bank acquisition or failure involving a Performance Peer, the following shall apply:

1.If the Acquiring Entity (as defined below) was itself a Performance Peer prior to the transaction, such Acquiring Entity shall continue to be a Performance Peer regardless of asset size;

2. If the Acquiring Entity was not a Performance Peer prior to the transaction, such Acquiring Entity (and the prior Performance Peer) shall be excluded from the Performance Peer group;

3.If one Performance Peer is acquired by another Performance Peer, the Acquiring Entity shall remain a Performance Peer with the non-Acquiring Entity being excluded from the Performance Peer group;

4.If a Performance Peer is closed by the FDIC or otherwise permanently ceases operations, such Performance Peer shall remain as a Performance Peer for the current year’s incentive calculation, but shall be excluded from the Performance Peer group for future years’ incentive calculations.

5.For purposes of this Plan, “Acquiring Entity” shall mean that entity determined to be the legal acquirer according to the purchase and sale agreement or other transaction document.

(c) Special Grants. The CEO, at his option, may issue special grants of Service-Based or Performance-Based Restricted Awards for hiring and retention purposes (“Special Grants”). The Award Letter provided to the Participant shall specify the terms and conditions upon which restrictions on Special Grants shall lapse (the “Special Grant Restricted Awards Period”).

(d) Book Entry. Service-Based and Performance-Based Restricted Stock shall be issued and outstanding on the shareholder ledgers maintained by the Company’s transfer agent. No ph1ysical certificates shall be issued for the Restricted Stock. The Company, without further action by a Participant, may cancel such Participant’s Restricted Stock in accordance with the Plan, the EIP, Award Letters, or Employment Agreements.

(e) Voting. Restricted Stockholders shall be entitled to vote Restricted Stock held by the Participant. A Participant shall have no voting rights with respect to any Restricted Stock Units granted hereunder.

7. Restrictions and Forfeiture. All Restricted Awards granted under the Plan shall be evidenced by the Award Letter provided to the Participant, and be subject to its terms and to the terms of this Plan, including the following restrictions and forfeitures:

(a) Non-Transferability

Restricted Awards awarded, and the right to vote Restricted Stock, and to receive dividends thereon, may not be sold, assigned, transferred, exchanged, pledged, hypothecated, or otherwise encumbered during the applicable Service-Based Restricted Awards Period or Performance-Based Restricted Awards Period specified herein, other than by will, by the laws of descent and distribution, or by court order or decree; provided however, that a participant may forfeit an amount of Restricted Awards equal in value to the tax withholding amount arising from the vesting of Restricted Shares.

(b) Forfeiture. All Restricted Awards (regardless of issue date), will terminate and be forfeited if the Participant’s employment with the Company or its subsidiaries is terminated for any reason, including death, disability, retirement, resignation or involuntary termination (whether such involuntary termination is with or without cause), provided:

(i) In the event (A) a Participant has provided the Company with at least one year’s prior written notice of his or her intent to retire and (B) the Participant has reached a minimum age of 60 and has a combined age and years of service with the Company that equals or is greater than 70 then (C) Service-Based Restricted Awards held by the Participant at the time of retirement shall not be automatically forfeited, but shall vest on a prorated basis based upon the amount of time the Participant was employed with the Company during the three year vesting period applicable to a Service-Based Restricted Awards grant (e.g. 50% of a Service-Based Restricted Awards grant would vest for a Participant who retired 18 months following the grant date) and such vested Service-Based Restricted Awards must continue to be held by the Participant during the Service-Based Restricted Awards Period and(D) Performance-Based Restricted Awards held by the Participant at the time of retirement shall not be automatically forfeited, but shall have the opportunity to vest on a daily prorated basis based upon the amount of time the Participant was employed by the Company during the three year performance period and attaining the performance goals set forth in Section 6 for Non-EIP Awards and Section 9 of the EIP for EIP Awards (e.g. 50% of a Performance-Based Restricted Awards grant would be eligible for vesting (if performance goals were met) for a Participant who retired 18 months following a grant of Performance-Based Restricted Awards), and any such vested Performance-Based Restricted Awards must continue to be held during the Performance-Based Restricted Awards Period;

(ii) In the event of the termination of employment of a Participant by reason of death or disability, the Participant (or in the event of death, the personal representative of the Participant) (A) shall be entitled to all Service-Based Restricted Awards held by the Participant at the time of death or disability which shall immediately vest and become unrestricted and(B) shall be entitled to receive Performance-Based Restricted Awards in an amount equal to the plan target amount which shall immediately vest and become unrestricted;

(iii) In the event a Participant's employment is involuntarily terminated by the Company without cause (as described below) and such involuntary termination without cause is within one year following a Change of Control (as defined below), all the restrictions on the Participant’s Restricted Awards shall lapse.

(v) A “Change of Control” shall be deemed to have occurred if, and only if: (A) George B. Kaiser, affiliates of George B. Kaiser, and/or members of the family of George B. Kaiser and/or the George Kaiser Family Foundation and/or any charitable trust (including any charitable income trust), or other charitable legal entity created by George B. Kaiser collectively cease to own more shares of the voting capital stock of Company than any other shareholder (or group of shareholders acting in concert to control the Company to the exclusion of George B. Kaiser, affiliates of George B. Kaiser, members of the family of George B. Kaiser or the George Kaiser Family Foundation); or, (B) the Company shall cease to own more than 50% of the voting capital stock of BOKF, National Association.

(vi) Unless otherwise provided in a Participant’s employment agreement, a Participant shall be deemed to have been terminated “with cause” if the Company determines (in its sole discretion provided only that such discretion is exercised with honesty in fact) that the Participant was terminated by reason of (A) any failure to substantially perform Participant's employment obligations to the Company in a satisfactory manner, (B) any intentional act materially injurious to the Company, (C) any act of moral turpitude, (D) any material dishonest or fraudulent act, or (E) any refusal to obey orders or instructions of the Participant's appropriate supervisors or seniors.

(vii) A Participant shall be deemed employed by the Company so long as and only so long as the employee is in the employment of BOK Financial Corporation or a direct or indirect subsidiary of BOK Financial Corporation in which BOK Financial Corporation owns, directly or indirectly, more shares of the voting capital stock than any other shareholder (or group of shareholders acting in concert to control such subsidiary to the exclusion of the Company).

(viii) Dividends paid on the Restricted Stock prior to forfeiture will not be forfeited or otherwise need to be refunded to the Company, even if the shares themselves have been forfeited.

(c) Resale. Common Stock acquired by a Participant pursuant to the Plan may be resold only pursuant to the provisions of Section 18 hereof.

(d) EIP Restrictions. Restricted Awards awarded pursuant to the EIP are subject to the performance measures and terms of the EIP. In the event there is a conflict between this Plan and/or an Award Letter and the EIP, the EIP shall control.

(e) Individual Employment Agreements. Restricted Awards issued pursuant to, or governed by, an individual employment agreement between a Participant and the Company or one of its affiliates (an “Employment Agreement”) shall be subject to the terms of such Employment Agreement. In the event of a conflict between the Plan and an Employment Agreement, the Employment Agreement shall prevail.

8. Fair market value. Fair market value as of any date shall be the closing price at which shares of Company Common Stock were sold on the valuation day as quoted by NASDAQ or, if there were no sales on that date, then on the last day prior to the valuation day during which there were sales (the “Fair Market Value”).

9. Rights to Terminate Employment. Nothing in the Plan or in any Award Letter shall confer upon any Participant the right to continue in the employment of the Company, nor affect any right which the Company may have to terminate the employment of such Participant.

10. Withholding. Whenever the Company proposes or is required to issue or transfer shares of Common Stock under the Plan, the Company shall have the right to withhold from sums due the Participant, or to require the Participant to remit to the Company, any amount sufficient to satisfy any federal, state and/or local withholding tax requirements prior to the delivery of any certificate for such shares.

11. Tax Effects.

(a) The Plan is not qualified under Section 401(a) of the Internal Revenue Code.

(b) Unless otherwise allowed or required by tax law, the Company will be entitled to an income tax deduction (i) with regard to Restricted Awards when the Restricted Awards vests and (ii) with regard to Deferred Stock Units, at the time of distribution in accordance with the Deferred Compensation Plan. The amount of the deduction will be equal to (i) with regard to Restricted Awards, the Fair Market Value of the Restricted Awards on the vesting date and (ii) with regard to Deferred Stock Units, the Fair Market Value of the Deferred Stock Units at the time of distribution in accordance with the Deferred Compensation Plan.

(c) Participants should consult their tax advisors as to the tax effect of Restricted Awards received under the Plan as individual circumstances and changes to tax laws and regulations may change the tax treatment of the Restricted Awards. Generally, Participants will recognize income (i) with regard to Restricted Awards, on the vesting date (unless the Participant elects to recognize income on the date of grant or defers the Restricted Award) and (ii) with regard to Deferred Stock Units at the time if distribution in accordance with the Deferred Compensation Plan, in an amount equal to the deduction allowed to the Company, as Section 11(b) above. Income recognized due to the vesting of Restricted Awards will be subject to withholding and reported to the employee on form W-2. Generally, participants will not be subject to any further income recognition until a taxable transaction occurs involving the vested stock, in the case of Restricted Awards, or the purchase of stock. The basis in the stock is equal to the (i) the Fair Market Value at the date of vesting for the Restricted Awards (unless deferred) and (ii) the Fair Market Value on the date of distribution for the Deferred Stock Units. Future transactions will be subject to capital asset rules. However, the amount of taxable income and the basis on the Restricted Awards will also depend on whether the Participant makes an 83(b) election under the Internal Revenue Service code.

12. Non-Uniform Determinations. The determinations by the Committee or the CEO under the Plan (including, without limitation, determinations of the persons to receive awards, the form, amount and the timing of such awards, and the terms and provisions of such awards) need not be uniform and may be made by it selectively among persons who receive, or are eligible to receive, awards under the Plan, regardless of whether such persons are similarly situated.

13. Adjustments. In the event of any change in the outstanding Common Stock by reason of a stock dividend or distribution, recapitalization, merger, consolidation, split-up, combination, exchange of shares or the like, the Committee and/or the CEO shall appropriately adjust the number and class of shares which may be issued under the Plan and shall provide for corresponding equitable adjustments in shares previously awarded and still subject to restrictions hereunder.

14. Amendment. The Board of Directors (or a Committee of the Board of Directors)of the Company may discontinue, suspend or amend the Plan at any time, except that without shareholder approval, the Board of Directors (or a Committee of the Board of Directors) may modify the Plan in a way which, by law or regulation, would require shareholder approval.

15. Effect on Other Plans. Participation in the Plan shall not affect an employee’s eligibility to participate in any other benefit or incentive plan of the Company, and any awards made pursuant to the Plan shall not be used in determining the benefits provided under any other plan of the Company, unless specifically provided in such other plan.

16. Duration of the Plan. Upon shareholder approval at the 2013 Annual Meeting of Shareholders, this Plan shall be effective as of January 1, 2013 (the "Effective Date"). The Plan shall remain in effect until all Restricted Awards awarded under the Plan are free of restrictions imposed by the Plan and applicable Award Letters, whichever is later, but no award shall be made more than twenty years after the Effective Date.

17. Successors. This Plan shall bind any successor of the Company, its assets or its businesses (whether direct or indirect, by purchase, merger, consolidation or otherwise), in the same manner and to the same extent that the Company would be obligated under this Plan if no succession had taken place. In the case of any transaction in which a successor would not by the foregoing provision or by operation of law be bound by this Plan, the Company shall require such successor expressly and unconditionally to assume and agree to perform the Company's obligations under this Plan, in the same manner and to the same extent that the Company would be required to perform if no such succession had taken place. The term “Company,” as used in the Plan, shall mean the Company as hereinbefore defined and any successor or assignee to the business or assets which by reason hereof becomes bound by this Plan.

18. Deferral of Awards. The Committee may establish one or more programs under the Plan to permit selected Participants the opportunity to elect to defer receipt of consideration upon exercise of an award, satisfaction of Performance Criteria, or another event that absent the election would entitle the Participant to payment or receipt of shares of Common Stock or other consideration under the Award. The Committee may establish the election procedures, the timing of such elections, the mechanisms for payment of, and accrual of interest or other earnings, if any on amounts, shares or other consideration so deferred, and such other terms, conditions, rules and procedures the Committee deems advisable for the administration of any such deferral program.

19. Reoffer or Resale of Common Stock Acquired Pursuant to the Plan. The reoffer or resale of Company Common Stock acquired by a Participant pursuant to the Plan shall be subject to the following terms and conditions:

(a) If the Participant is an affiliate of the Company, the reoffer or resale of Company Common Stock may be made by the Participant only (i) by means of a reoffer prospectus pursuant to an effective registration statement on Form S-8 or (ii) in accordance with the provisions of SEC Rule 144 or (iii) pursuant to the determination of the Company's general counsel that there is an available exemption under the federal and state securities laws.

(b) If the Participant is not an affiliate of the Company, the reoffer or resale is not subject to restriction, except as set forth in Section 19(c) of this Plan.

(c) Prior to reoffering or reselling any Company Common Stock acquired pursuant to this Plan, the Participant shall advise the Compensation Department of Human Resources of BOKF, National Association which shall refer the matter to the Company’s general counsel. The Company’s general counsel shall determine whether the Participant is an affiliate or a non-affiliate of Company. If the Company’s general counsel determines Participant is an affiliate, the Participant shall offer and sell the Company Common Stock only as provided by Section 19(a).

20. Miscellaneous Provisions. The following miscellaneous provisions shall apply to the Plan:

(a) This Plan is made and executed in Tulsa County, Oklahoma;

(b) This Plan shall be subject to, and interpreted in accordance with, the laws of the State of Oklahoma;

(c) This Plan is the entire agreement of the parties respecting the subject matter hereof. There are no other agreements, whether oral or written, respecting the subject matter hereof;

(d) Headings used in the Plan are for convenience only, do not modify or affect the meaning of any provision herein, and shall not serve as a basis for interpretation or construction of the Plan;

(e) Rights and obligations arising under the Plan may not be assigned; and

(f) In any action brought by a party hereto to enforce the obligations of any other party hereto, the prevailing party shall be entitled to collect from the opposing party to such action such party's reasonable litigation costs and attorneys’ fees and expenses (including court costs, reasonable fees of accountants and experts, and other expenses incidental to the litigation).

21. Additional Information.

(a) The Plan is not subject to the provisions of the Employee Retirement Income Security Act.

(b) No reports shall be required to be delivered to the Participants as to the status of their participation in the Plan. However, a Participant may contact the Compensation Department of Human Resources of BOKF, National Association to determine information regarding status of restrictions on shares issued pursuant to the Plan.

22. Incorporation of Certain Documents by Reference. The Company is subject to the information reporting requirements of the Securities Exchange Act of 1934 and, in accordance therewith, files reports and other information with the Securities and Exchange Commission (the “Commission”). The following documents filed with the Commission are incorporated in this Plan by reference:

(a) The Company’s latest annual report on Form 10-K (including, if applicable, information specifically incorporated by reference into our Form 10-K from our definitive proxy statement);

(b)All other reports filed by the Company pursuant to Section 13(a) or 15(d) of the Exchange Act (other than those portions of Current Reports on Form 8-K furnished pursuant to Item 2.02 or Item 7.01 of Form 8-K, including any related exhibits, unless otherwise indicated therein) since the end of the fiscal year covered by the latest annual report on Form 10-K; and

(c)The description of the Company’s common stock contained in the Company’s Articles of Incorporation, incorporated by reference to the (i) Amended and Restated Certificate of Incorporation of BOK Financial Corporation filed with the Oklahoma Secretary of State on May 28, 1991, filed as Exhibit 3.0 to S-1 Registration Statement No. 33-90450 (the “Registration Statement”), and (ii) Amendment attached as Exhibit A to the Information Statement and Prospectus Supplement filed November 20, 1991.

In addition to the foregoing, all documents subsequently filed by the Company with the SEC pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act (other than those portions of Current Reports on Form 8-K furnished pursuant to Item 2.02 or Item 7.01 of Form 8-K, including any related exhibits, unless otherwise indicated therein), prior to the filing of a post-effective amendment which indicates that all securities offered under the Registration Statement have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference into this Plan and to be a part of this Plan from the date of filing of such documents.

You can request a copy of these filings, as well as any other documents required to be delivered to you pursuant to Rule 428(b) under the Securities Act, at no cost, by writing or telephoning us at the following address:

BOKF Employee Resource Center
P.O. Box 2300
Tulsa, OK 74192
Phone: 855-269-2653
Email: employeeresourcecenter@bokf.com